PEAR TREE ADVISORS, INC.
INTERIM SUB-ADVISORY AGREEMENT

This Interim Sub-Advisory Agreement (this “Agreement”) is dated October 22, 2013 by and between PEAR TREE ADVISORS, INC., a Delaware corporation (the “Manager”), and PANAGORA ASSET MANAGEMENT, INC., a Delaware corporation (the “Subadviser”).

WHEREAS, the Manager has been retained by Pear Tree Funds (the “Trust”), a Massachusetts business trust registered as a management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), to provide investment advisory, management, and administrative services to the Trust with respect to certain series of the Trust; and

WHEREAS, the Manager wishes to engage the Subadviser to provide certain investment sub-advisory services to the Trust with respect to the series of the Trust designated as Pear Tree PanAgora Risk Parity Emerging Markets Fund (the “Fund”), and the Subadviser currently renders such services on the terms and conditions set forth in a Sub-Advisory Agreement by and among the Manager, the Subadviser and the Trust, dated June 4, 2013 (the “Previous Sub-Advisory Agreement”);

WHEREAS, the Previous Sub-Advisory Agreement automatically terminated as a result of its assignment (as defined in the 1940 Act) on October 8, 2013; and

WHEREAS, the Trustees of the Trust desires to ensure the provision of investment subadvisory services by the Subadviser to the Fund continues without interruption following the termination of the Trust’s Previous Sub-Advisory Agreement with respect to the Fund, until such time as the New Sub-Advisory Agreement becomes effective.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

1.           Appointment and Acceptance; Services to be Rendered by Subadviser.

(a)           In accordance with and subject to the Management Agreement between the Trust and the Manager with respect to the Fund (the “Management Agreement”), the Manager hereby appoints the Subadviser to act as Subadviser with respect to the Fund for the period and on the terms set forth in this Agreement. The Subadviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

(b)           The Manager shall cause the Subadviser to be kept fully informed at all times with regard to the securities owned by the Fund, its funds available, or to become available, for investment, and generally as to the condition of the Fund’s affairs. The Manager shall furnish the Subadviser with such other documents and information with regard to the Fund’s affairs as the Subadviser may from time to time reasonably request.

(c)           Subject always to the supervision of the trustees of the Trust (the “Trustees”) and the Manager, the Subadviser, at its expense, will furnish continuously an investment program for the Fund. The Subadviser will determine what securities shall be purchased, held, sold or exchanged by the Fund and what portion, if any, of the assets of the Fund shall be held uninvested and shall, on behalf of the Fund, make changes in the Fund’s investments. In the performance of its duties, the Subadviser will comply with the provisions of the Second Amended and Restated Agreement and Declaration of Trust and the By-Laws of the Trust, each as amended (together, the “Governing Documents”), and the stated investment objectives, policies and restrictions of the Fund as set forth in the Trust’s then-current Prospectus and Statement of Additional Information which describes the Fund, and with other written policies that the Trustees or the Manager may from time-to-time determine and of which the Subadviser has received notice. In furnishing an investment program to the Fund and in determining what securities shall be purchased, held, sold or exchanged by the Fund, the Subadviser shall (i) comply in all material respects with all provisions of applicable law governing its duties and responsibilities hereunder, including, without limitation, the 1940 Act and the rules and regulations thereunder;· the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder; the Internal Revenue Code of 1986, as amended (the “Code”), as it relates to regulated investment companies and all rules and regulations thereunder; the Insider Trading and Securities Fraud Enforcement Act of 1988; and such other laws as may be applicable to its activities as investment subadviser to the Fund; and (ii) use its best efforts to manage the Fund’s portfolio so that the Fund will qualify, and continue to qualify, as a regulated investment company under subchapter M of the Code and regulations issued thereunder. The Subadviser shall make its officers and employees available to the Manager and/or Trustees from time-to-time at reasonable times to review investment policies of the Fund and to consult with the Manager and/or Trustees regarding the investment affairs of the Fund.

(d)           The Subadviser, at its expense, will (i) furnish all necessary investment and management facilities, including salaries of personnel, required for it to perform its duties hereunder, (ii) keep records relating to the purchase, sale or current status of portfolio securities, (iii) provide clerical personnel and equipment necessary for the efficient rendering of investment advice to the Fund, (iv) furnish to the Manager or the Trustees such reports and records regarding the Fund and the Subadviser as the investment manager or the Trustees shall from time to time request, and, (v) upon reasonable notice, review written references to the Subadviser or its methodology, whether in a Prospectus, Statement of Additional Information, sales material or otherwise. The Subadviser shall have no obligation with respect to the determination of the Fund’s net asset value, except to provide the Trust’s custodian with information as to the securities held in the Fund’s portfolio. The Subadviser shall not be obligated to provide shareholder accounting services to the Trust or with respect to the Fund.

(e)           The Subadviser will select those brokers and dealers through which all orders for the purchase and sale of portfolio investments for the Fund’s account will be placed. In the selection of such brokers or dealers and the placing of such orders, the Subadviser shall use its best efforts to obtain for the Fund the most favorable price and execution available, except to the extent that it may be permitted to pay higher brokerage commissions for brokerage and research services. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Subadviser, bearing in mind the Fund’s best interests at all times, shall consider all factors it deems relevant, including price, the size of the transaction, the nature of the market for the security, the amount of the commission, if any, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such written policies as the Trustees or the Manager may determine, and of which the Subadviser has received notice, the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Subadviser and/or the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, provided that the Subadviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Subadviser’s and/or Manager’s overall responsibilities with respect to the Trust and to other clients as to which the Subadviser and/or Manager or persons controlled by or under common control with the Subadviser and/or Manager exercise investment discretion.

(f)           Subject to paragraph (e) above, the Manager authorizes any entity or person associated with the Subadviser that is a member of a national securities exchange to effect any transaction on the exchange for the account of the Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv). Notwithstanding the foregoing, the Subadviser will not deal with itself, or with the Trustees or any principal underwriter of the Fund, as principals or agents in making purchases or sales of securities or other property for the account of the Fund, nor will it purchase any securities from an underwriting or selling group in which the Subadviser or its affiliates is participating, or arrange for purchases and sales of securities between the Fund and another account advised by the Subadviser or its affiliates, except in each case as permitted by the 1940 Act and in accordance with such policies and procedures as may be adopted by the Fund from time to time, and will comply with all other provisions of the Governing Documents and the Fund’s then-current Prospectus and Statement of Additional Information relative to the Subadviser and its directors and officers.

(g)           The assets of the Fund shall be held by the Trust’s custodian in an account which the Trust has directed the custodian to open. The Subadviser shall at no time have custody or physical control of any of the assets of the Fund. The Manager shall cause such custodian to provide the Subadviser with such information and reports concerning the Fund or its assets as the Subadviser may from time to time reasonably request and to accept instructions from the Subadviser with respect to such assets and transactions by the Fund in the performance of the Subadviser’s duties hereunder. The Subadviser shall have no liability or obligation to pay the cost of such custodian or any of its services.

(h)           Advice rendered to the Fund shall be held in confidence by the Subadviser and the Manager. Such advice may not be used by any shareholder, Trustee, officer, director, employee or agent of the Trust or of the Manager or by the subadviser of any other series of the Trust. Non-public information provided to the Manager on a confidential basis regarding the methodology of the Subadviser shall not be made publicly available by the Manager, except that such information may be disclosed to the Trustees and may be disclosed to the extent necessary to comply with the federal and state securities laws and, if practical and on the advice of counsel to the Trust, after notice to the Subadviser, upon order of any court or administrative agency or self-regulatory organization of which the Manager or its affiliates are members.

(i)           The Subadviser shall not be obligated to pay any expenses of or for the Fund not expressly assumed by the Subadviser pursuant to this Section 1.

(j)           The Subadviser shall not be obligated to advise or take any action on behalf of the Manager in any legal proceedings, including bankruptcies or class actions, involving securities held or formerly held by the Fund or the issuers of those securities.

2.           Other Agreements, Etc.

(a)           It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a shareholder, partner, director, officer or employee of, or be otherwise interested in, the Subadviser, and in any person controlled by or under common control with the Subadviser, and that the Subadviser and any person controlled by or under common control with the Subadviser may have an interest in the Trust. It is also understood that the Subadviser and persons controlled by or under common control with the Subadviser have and may have advisory, management, service or other contracts with other organizations (including other investment companies and other managed accounts) and persons, and may have other interests and businesses.

(b)           Nothing in this Agreement shall prohibit the Subadviser or any of its affiliates from providing any services for any other person or entity or limit the services which the Subadviser or any such affiliate can provide to any person or entity. The Manager acknowledges that the Subadviser and its affiliates perform investment advisory and investment management services for various clients other than the Manager and the Trust. Nothing in this Agreement shall prohibit the Subadviser and its affiliates from giving advice and taking action in the performance of duties with respect to any other client which may differ from advice given, or the timing or nature of action taken, with respect to the Fund. Nothing in this Agreement shall be deemed to impose upon the Subadviser any obligation to purchase or sell or to recommend for purchase or sale for the Fund any security or other property which the Subadviser or any of its affiliates may purchase or sell for its own account or for the account of any other client, so long as it continues to be the policy and practice of the Subadviser not to favor or disfavor consistently or consciously any client or class of clients in the allocation of investment opportunities, so that to the extent practical, such opportunities will be allocated among clients over a period of time on a fair and equitable basis.

3.           Compensation to be Paid by the Manager to the Adviser.

(a)           The Manager will pay to the Subadviser, as compensation for the Subadviser’s services rendered and for the expenses borne by the Subadviser pursuant to Section 1, a fee, calculated daily and payable monthly in arrears at the annual rate of (i) 0.25 percent of the aggregate average daily net asset value of the Fund for assets in the Fund up to $300 million, (ii) 0.30 percent of the aggregate average daily net asset value of the Fund for assets in the Fund over $300 million but no greater than $600 million and (iii) 0.35 percent of the aggregate average daily net asset value of the Fund for assets over $600 million. The Manager shall direct the Fund to pay the Subadviser directly out of the fee that it receives from the Fund under the Manager’s investment management agreement with the Trust.

(b)           Such average daily net assets of the Fund shall be determined by taking an average of all the determinations of such net assets during such month at the close of business on each business day, and for non-business days, the net asset value determined on the immediately preceding business day, during such month while this Agreement is in effect. Such fee shall be payable for each month within 30 days after the end of each month, beginning with the first full month of the contract.

4.           Effectiveness; Termination; Assignment by Subadviser.

(a)           This Agreement will become effective with respect to the Fund on October 22, 2013, and shall remain in full force and effect continuously until 150 days from the termination of the Previous Sub-Advisory Agreement, unless sooner terminated as provided herein; provided, that this Agreement shall remain in effect for such longer period as the SEC or its staff shall permit.

(b)           This Agreement will terminate without further action by either party at such time as the New Sub-Advisory Agreement takes effect.  This Agreement is also terminable with respect to the Fund without penalty by the Board or by vote of a majority of the outstanding voting securities of the Fund, in each case on not more than 60 days’ nor less than 30 days’ written notice to the Subadviser, or by the Subadviser upon not less than 150 days’ written notice to the Fund and the Manager, and will be terminated upon the mutual written consent of the Manager and the Subadviser.

(c)           This Agreement shall terminate automatically in the event of its assignment by the Subadviser.

5.           Amendment; Assignment by the Manager.

(a)           No provision of this Agreement may be changed, waived, discharged or terminated orally, except by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of the Agreement shall be effective until approved, if so required by the 1940 Act, by vote of the holders of a majority of the outstanding voting securities of the Fund; provided, however, that shareholder approval will not be required for any amendment to this Agreement for so long as the Trust and the Manager may rely on an order from the Securities and Exchange Commission (the “SEC”) that permits the Trust and the Manager to enter into the amendment to this Agreement without shareholder approval or which would otherwise permits the Trust and the Manager, singularly or collectively, to enter into the amendment without shareholder approval.

(b)           This Agreement shall not be assignable by the Manager without the consent of the Subadviser. For the purposes of this Section 5(b), a change of control of the Manager is not an assignment of this Agreement.

6.           Certain Definitions.

For the purposes of this Agreement:

(a)           The Fund’s “net assets” shall be determined as provided in the Fund’s then-current Prospectus and Statement of Additional Information;

(b)           Except as expressly provided in this Agreement, the terms “assignment,” “control,” “interested person,” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order; and

(c)           The terms “brokerage services” and “research services” shall be construed in a manner consistent with Section 28(e) of the Exchange Act and the rules and regulations thereunder.

7.           Non-Liability of the Subadviser.

(a)           In the absence of willful misfeasance, bad faith or gross negligence on the part of the Subadviser, its partners, officers, directors, employees or agents or reckless disregard by the Subadviser of its obligations and duties hereunder, neither the Subadviser nor its officers, directors, employees or agents shall be subject to any liability to the Trust or to the Manager, or to any shareholder of the Trust, for any act or omission in the course of, or connected with, rendering services hereunder, unless the Subadviser is claiming indemnity from any of them in connection herewith, but then only to the extent of the indemnity obtained.

(b)           In connection with the Subadviser’s performance of services under this Agreement, the Subadviser shall not be liable for any error in judgment in connection with any investment decision made by the Manager or any failure by the Subadviser to execute a trade directed by the Manager if the execution of such trade constitutes a violation of federal or state law, rule or regulation or a breach of any fiduciary or confidential relationship.

(c)           Nothing contained in this Section 7 or anywhere else in this Agreement shall constitute a waiver or limitation of any rights that the Manager, the Trust or the Fund may have under the federal securities laws or other applicable federal or state laws.

8.           Voting of Securities.

Unless expressly directed otherwise by the Trustees or the Manager, the Subadviser shall have the power to vote, either in person or by proxy, all securities in which assets of the Fund may be invested from time to time and shall not be required to seek or take instructions from the Manager or the Trustees of the Trust, or to take any action, with respect thereto.

9.           Representations and Covenants of the Manager.

(a)           The Manager represents to the Subadviser that the terms of this Agreement do not violate any obligation by which it is bound, whether arising by contract, operation of law or otherwise, and that it has the power, capacity and authority to enter into this Agreement and to perform in accordance herewith. In addition, the Manager represents, warrants and covenants to the Subadviser that it has the power, capacity and authority to commit the Trust to this Agreement; that a true and complete copy of Governing Documents and the stated objectives, policies and restrictions of the Fund have been delivered to the Subadviser; and that true and complete copies of every amendment thereto will be delivered to the Subadviser as promptly as practicable after the adoption thereof. Notwithstanding any other provision of this Agreement to the contrary, the Subadviser will not be bound by any such amendment until the Subadviser has received a copy thereof and has had a reasonable opportunity to review it.

(b)           The Manager shall indemnify and hold harmless the Subadviser, its partners, officers, employees and agents and each person, if any, who controls the Subadviser within the meaning of any applicable law (each individually an “Indemnified Party”) from and against all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable fees and other expenses of an Indemnified Party’s counsel, other than attorneys’ fees and costs in relation to the preparation of this Agreement; each party bearing responsibility for its own such costs and fees), joint or several, (other than liabilities, losses, expenses, attorneys’ fees and costs or damages arising from the failure of the Subadviser to perform its responsibilities hereunder or claims arising from its acts or failure to act in performing this Agreement) to which the Subadviser or any other Indemnified Party may become subject under any federal or state law arising from the Manager’s (or its respective agents and employees) failure to perform its duties and assume its obligations hereunder or as a result of any failure of the Manager or, if caused by any failure of the Manager, of the Trust or the Fund, to disclose a material fact, or any omission by the Manager, or, if caused by any failure of the Manager, of the Trust or the Fund, to disclose a material fact, in any document relating to the Trust or the Fund, except any failure or omission caused solely by (i) the incorporation in any such document of information relating to the Subadviser which is furnished to the Manager in writing by or with the consent of the Subadviser expressly for inclusion in such document or (ii) a breach, of which the Manager was not aware, by the Subadviser of its duties hereunder or arising out of a breach by the Manager of Section 11 of this Agreement. With respect to any claim for which an Indemnified Party is entitled to indemnity hereunder, the Manager shall assume the reasonable expenses and costs (including any reasonable attorneys’ fees and costs) of the Indemnified Party or investigating and/or defending any claim asserted or threatened by any party, subject always to the Manager first receiving a written undertaking from the Indemnified Party to repay any amounts paid on its behalf in the event and to the extent of any subsequent determination that the Indemnified Party was not entitled to indemnification hereunder with respect of such claim.

(c)           No public reference to, or description of, the Subadviser or its methodology or work shall be made by the Manager or the Trust, whether in a prospectus, statement of additional information or otherwise, unless the Manager provides the Subadviser with a reasonable opportunity to review any such reference or description prior to the first use of such reference or description.

10.           Representations and Covenants of the Subadviser.

(a)           The Subadviser represents that the terms of this Agreement do not violate any obligation by which it is bound, whether arising by contract, operation of law, or otherwise, and that it has the power, capacity and authority to enter into this Agreement and to perform in accordance herewith.

(b)           The Subadviser shall immediately notify the Manager in the event that the Subadviser or any of its affiliates: (i) becomes aware that it is subject to a statutory disqualification that prevents the Subadviser from serving as investment subadviser pursuant to this Agreement; or (ii) becomes aware that it the subject of an administrative proceeding or enforcement action by the SEC or any other regulatory authority. The Subadviser shall immediately notify the Manager in the event that the Subadviser knows of any material fact respecting or relating to the Subadviser that is not contained in the Trust’s Registration Statement regarding the Fund, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect.

(c)           The Subadviser will maintain such books and records with respect to its services to the Fund as are required under the 1940 Act and rules adopted thereunder (including Rule 31a-1 and Rule 31a-2), and by other applicable legal provisions, and will preserve such records for the periods and in the manner required by the 1940 Act and those rules and legal provisions. The Subadviser acknowledges that records that it maintains and preserves pursuant to pursuant to this Section 10(c) and otherwise in connection with its services hereunder are the property of the Trust and will be surrendered promptly to the Trust upon the request of the Trust or the Manager.

(d)           The Subadviser will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder that may be requested by such authority.

(e)           The Subadviser shall provide the Manager with quarterly representations regarding the compliance of its employees with the Subadviser’s code of ethics governing personal securities transactions. The Subadviser shall provide the Manager with copies of any revisions to its code of ethics.

(f)           The Subadviser shall indemnify and hold harmless the Manager, the Trust, the Fund, their partners, officers, employees and agents and each person, if any, who controls the Manager or Fund within the meaning of any applicable law (each individually an “Indemnified Party”) from and against all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable fees and other expenses of an Indemnified Party’s counsel, other than attorneys’ fees and costs in relation to the preparation of this Agreement; each party bearing responsibility for its own such costs and fees), joint or several, (other than liabilities, losses, expenses, attorneys’ fees and costs or damages arising from the failure of the Manager to perform its responsibilities hereunder or claims arising from its acts or failure to act in performing this Agreement) arising from Subadviser’s (or its respective agents and employees) failure to perform its duties and assume its obligations hereunder, including any action or claim against the Manager based on any alleged untrue statement or misstatement of a material fact made or provided in writing by or with the consent of Subadviser contained in any registration statement, prospectus, shareholder report or other information or materials relating to the Fund and shares issued by the Fund, or the failure or alleged failure to state a material fact therein required to be stated in order that the statements therein are not misleading, which fact should have been made known or provided by the Subadviser to the Manager, or arising out of a breach by the Subadviser of Section 11 of this Agreement or arising out of the Subadviser’s use the performance track record of the Fund and any other performance related data produced by the Subadviser with respect to the Fund even if the Subadviser’s use of the performance track record is not a breach by the Subadviser of Section 11 of this Agreement. With respect to any claim for which an Indemnified Party is entitled to indemnity hereunder, the Subadviser shall assume the reasonable expenses and costs (including any reasonable attorneys’ fees and costs) of the Indemnified Party of investigating and/or defending any claim asserted or threatened by any party, subject always to the Subadviser first receiving a written from the Indemnified Party to repay any amounts paid on its behalf in the event and to the extent of any subsequent determination that .the Indemnified Party was not entitled to indemnification hereunder with respect of such claim.

11.           Use of Name of the Trust, Fund, Subadviser; Use of Fund Performance Record.

(a)           The Subadviser acknowledges that the name of the Trust, the name of the Fund, the name of the Manager and any derivative thereof and any logo associated therewith, are the valuable property of the Trust and/or one or more of its affiliates. During the term of this Agreement, the Subadviser may from time to time without the further consent of the Trust or the Manager, identify itself as the investment subadviser to the Manager with respect to the Fund in any of the Subadviser’s regulatory filings and in written marketing materials used in marketing the investment advisory services of the Subadviser. The Subadviser may not otherwise publish, and may not otherwise use, the name of the Trust, Fund or Manager (as it may be changed from time to time while the Subadviser provides services pursuant to this Agreement) or publish any derivative thereof or logo associated with that name or the name of the Trust, including “Pear Tree Funds®”, Fund or Manager without the express written consent of the Manager. If, at any time, the Trust grants the Subadviser a right or a license to use the registered trademark “Pear Tree Funds” or any other registered trade or service mark of the Trust, the Manager grants the Subadviser a right or a license to use any registered trade or service mark of the Manager, in any written marketing materials or regulatory filings, the Subadviser shall expressly state in writing in such marketing material or regulatory filing that such mark is owned by the Trust, the Manager and/or their affiliates.

(b)           The Manager acknowledges for itself and the Trust that “PanAgora,” “PanAgora Asset Management, Inc.” and any derivative thereof or logo associated therewith are the valuable property of the Trust and/or one or more of its affiliates. During the term of this Agreement, the Trust shall have a nonexclusive, non-transferable, non-assignable, royalty-free license to use the name “PanAgora” in the name of the Fund.

(c)           During the term of this Agreement, the Trust shall have a nonexclusive, non-transferable, non-assignable, royalty-free license to use “PanAgora”, “PanAgora Asset Management, Inc.” or any derivative thereof or logo associated therewith. As between the parties, the Subadviser and its affiliates reserve all right, title and interest in and to the name “PanAgora”, “PanAgora Asset Management, Inc.” (or derivative or logo) and all intellectual property rights associated therewith. The name “PanAgora”, “PanAgora Asset Management, Inc.” (or derivative or logo) is licensed, not sold to Manager. The Manager and the Fund shall cease to use the name “PanAgora Asset Management, Inc.” (or derivative or logo) promptly upon termination of this Agreement. The Manager shall not publish, and may not otherwise use, “PanAgora”, “PanAgora Asset Management, Inc.” (or derivative or logo) in any written material used in marketing the Fund and in written communications to investors in the Fund (“Fund Marketing Materials”), without the express written consent of the Subadviser; provided, however, that any or all the Trust, the Fund, the Manager or their affiliates may, without the consent of the Subadviser, publish or otherwise utilize “PanAgora”, “PanAgora Asset Management, Inc.” (or derivative or logo) in (i) any communication, document, instrument or other material that is not Fund Marketing Material and (ii) any Fund Marketing Material if such use is: (1) limited to stating the name of the Fund and/or the identity of the Subadviser as the investment sub-adviser to the Fund, or (2) necessary or, in the reasonable opinion of the Trust or the Manager, appropriate in order for the Trust, the Manager and/or its affiliates to comply with (A) the Securities Act of 1933, as amended, and the rules thereunder, (B) the rules of the Financial Industry Regulatory Authority, Inc., or (C) any other applicable law.

(d)           All Fund Marketing Materials shall expressly state that the Subadviser is the owner of the registered trademark “PanAgora” in language consistent with and substantially similar to the following example:

“PanAgora” is a registered trademark of PanAgora Asset Management, Inc.”

(e)           The Subadviser may use the performance track record of the Fund and any other performance related data produced by the Subadviser with respect to the Fund without any further consent of the Manager or the Fund, provided that such performance information (i) is used to prepare the performance of an investment strategy composite in accordance with SEC advertising rules and/or the Global Investment Performance Standards (GIPS®) published by CFA Institute, (ii) is not used to advertise or market the Fund, the Trust or the Manager and (iii) does not specifically identify the Fund or the Trust by name, and provided further that nothing herein requires the Trust, the Fund, the Manager or any of their affiliates to prepare, record or maintain any data or other information for the benefit of the Subadviser.

12.           Governing Law.

This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of The Commonwealth of Massachusetts without regard to that state’s principles of conflicts of laws, except to the extent such laws shall be preempted by the 1940 Act or by other applicable laws.

13.           Independent Contractor.

The Subadviser shall for all purposes of this Agreement be deemed to be an independent contractor and, except as otherwise expressly provided herein, shall have no authority to act for, bind or represent the Manager, the Trust or the Fund in any way or otherwise be deemed to be an agent of the Fund. Likewise, the Trust, the Fund, the Manager and their affiliates, agents and employees shall not be deemed agents of the Subadviser and shall have no authority to bind the Subadviser.

14.           Miscellaneous.

(a)           The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b)           In the event that the Subadviser or Manager is or becomes a party to any action or proceedings in respect of which indemnification may be sought hereunder, the party seeking indemnification shall promptly notify the other party thereof. The party from whom indemnification is sought shall not be liable hereunder for any settlement of any action or claim effected without its written consent, which consent shall not be reasonably withheld.

(c)           For any claim by the Subadviser against the Fund in connection with this Agreement or the services rendered under this Agreement, the Subadviser shall look only to assets of the Fund for satisfaction and that it shall have no claim against the assets of any other portfolios of the Trust.

(d)           This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

(e)           This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed to constitute one and the same instrument.

(f)           Notices. Each party giving or making any notice, request, demand, or other communication (each, a “Notice”) pursuant to this Agreement shall give the Notice in writing and use one of the following methods of delivery, each of which for purposes of this Agreement is a writing: personal delivery, registered or certified mail (in each case return receipt requested and postage prepaid), nationally recognized overnight courier (with all fees prepaid), or facsimile. Any party giving Notice shall address the Notice to the appropriate person at the receiving party (the “Addressee”) at the address listed below or to another Addressee or at another address designated by a party in a Notice pursuant to this section.

To the Manager: Pear Tree Advisors, Inc. 55 Old Bedford Road, Suite 202 Lincoln, MA 01773 Attn: Telephone: (781) 259-1144 Fax:	To the Subadviser: PanAgora Asset Management, Inc. 470 Atlantic Avenue, 8th Floor Boston, MA 02210 Attn: Compliance Officer Telephone: (617) 439-6350 Fax: (617) 790-2628

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.

PEAR TREE ADVISORS, INC.

By           /s/ Willard L. Umphrey
Willard L. Umphrey
President

PANAGORA ASSET MANAGEMENT, INC.

By           /s/ Louis X. Iglesias
Louis X. Iglesias
Chief Compliance Officer

The undersigned officer of the Trust has executed this Agreement not individually but in his capacity as an officer of the Trust.  The Trust does not hereby undertake, on behalf of the Fund or otherwise, any obligation to the Subadviser.

PEAR TREE FUNDS

By           /s/ Willard L. Umphrey
Willard L. Umphrey
Chairman and Chief Executive Officer